Exhibit 16.1

April 7, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.   20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of U- Store-It Trust’s Form 8-K dated April 7, 2009, and have the following comments:

1.  We agree with the statements made in paragraphs 2, 3, and 4 and the first two sentences of paragraph 5.

2.  We have no basis on which to agree or disagree with the statements made in paragraphs 1, 6, and 7 and the third sentence of paragraph 5.

Yours truly,

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania